Exhibit 99.1
     WARRENVILLE, Ill. — December 15, 2006 — Navistar International Corporation (NYSE: NAV) today reported substantially increased truck shipments and relatively flat engine shipments for its fiscal year ended October 31, 2006.
     Worldwide shipments of school buses, Class 6-7 medium trucks and Class 8 heavy trucks totaled 147,400 units, up 14 percent from the 129,600 units shipped in fiscal 2005. In addition, a total of 11,000 Class 4-5, small bus and stripped chassis for the motor home and step-van markets were shipped. The company did not participate in this market in 2005.
     Navistar is the world’s largest medium duty diesel engine manufacturer and the company’s engine subsidiaries shipped a total of 519,700 engines, down slightly from fiscal 2005 volume of 522,600 engines. Shipments of diesel engines to Ford Motor Company were down by nearly 40,000 units.
     Senior company executives later today will provide the investment community highlights of its fiscal 2006 operating metrics.
     Daniel C. Ustian, Navistar chairman, president and chief executive officer, will discuss how Navistar is delivering on its goal of achieving $15 billion in revenues with 10 percent segment margins by 2009 with good returns at all points of the business cycle.
     “With our fourth quarter improvements in market share in our core businesses, the performance of our other business units and the cash balances that we achieved, we have many reasons to be proud,” Ustian said. “We are focused on delivering on our commitments by aggressively implementing a plan based on three strategic initiatives: creating great products, achieving a competitive cost structure, and delivering profitable growth,” Ustian said.

     Ustian noted that the company’s fourth quarter combined market share was the highest for the company in the past five years.
     “As we move forward, we remain committed to strengthening our core products by focusing on quality, investing in products that give us a sustainable competitive advantage and by getting the necessary volume to benefit from increased sales,” Ustian said.
     As previously reported, Navistar’s preliminary year-end unaudited manufacturing cash and marketable securities as of October 31, 2006, was approximately $1.2 billion, as anticipated.
     Ustian said that the company has received more than 2,000 orders for the new International ProStar™ Class 8 heavy truck that is scheduled to go into initial production in January. The ProStar™ offers best in class fuel economy, lowest cost of ownership and unprecedented uptime.
     “There are so many exciting things happening at our company and we are continuing to move forward despite the distraction of the restatement process,” Ustian said.
     Concerning the restatement process, Bill Caton, executive vice president and chief financial officer, said “we are committed to accurate financial statements and we will continue to devote the necessary time and resources to achieve that goal.”
     Caton said those resources have included the hiring of more than 50 new employees in the accounting area and the continued use of Huron Consulting Group as consultants to the company’s accounting management.
     “We have made significant progress on completing the restatement of our financial statements while at the same time strengthening accounting processes throughout the company,” said Caton. “The efforts to address our accounting issues and our commitment to accuracy will extend the completion of our 2005 financial statements beyond February 1, 2007, which will then be followed by the completion of our 2006 financial statements,” Caton said.
     The company does not plan to comment on its 2006 results until its financial statements are completed.
     The company has continued to update the New York Stock Exchange on its progress in completing its financial statements and has been advised by the exchange that it expects to suspend trading in Navistar’s stock by December 20, 2006, and begin procedures to delist the company from the exchange. The company plans to contest those actions. The company has advised the NYSE that it anticipates being quoted on the Pink Sheet Electronic Quotation Service following the suspension.

     Caton noted that the company’s relationship banks have again expressed their support by granting a waiver that extends the financial statement filing requirement in Navistar Financial Corporation’s $1.2 billion revolving credit agreement to October 31, 2007. NFC continues to access this revolver and the parent operating company has its $1.5 billion loan facility in place until it matures in March 2009. Caton also said that the company anticipates refinancing this facility prior to maturity to obtain lower borrowing costs. Additionally, the company intends to pay down $200 million of its $1.5 billion loan facility by the end of calendar 2006.
     Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts. A wholly owned subsidiary offers financing services. Additional information is available at: www.navistar.com
     Company officials will hold a conference call with analysts today beginning at 10:00 a.m. CST to discuss business highlights for the fourth fiscal quarter ended October 31, 2006, and provide a strategic initiatives update. The call can be accessed via the company’s Web site, www.navistar.com and clicking on the link on the investor relations page. A series of questions and answers dealing with company operations is attached to the end of this news release.
     Note concerning the December 15 conference call: Investors are advised to log on to the Web site at least 15 minutes prior to the start of the Web cast to allow sufficient time for downloading any necessary software. The financial and statistical information provided as part of the call will be available to investors on the investor relations page of the company’s Web site prior to the start of the web cast. The web cast will be available for replay at the same Web address within 24 hours following its conclusion and will be available until midnight March 31, 2007.

Forward Looking Statements
Information provided and statements contained in the presentation that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of the presentation and the company assumes no obligation to update the information included in the presentation. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions , including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the company’s debt become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. For a further description of these factors, see Exhibit 99.1 to our Form 8-K filed on April 12, 2006. In addition, until the previously announced review by the company of its accounts is concluded, no assurance can be given with respect to the financial statement adjustments, impacts and period resulting from such review, if any, nor can there be any assurance that additional adjustments to the financial statements of the company will not be identified.

Following is a series of questions and answers dealing with company operations:
Q1: When will you be able to quantify the impact of the restatement?
A: Given the number of items under review we are not comfortable quantifying the restatement until we file the financial statements.
Q2: How does FAS 158 affect Navistar?
A: The company has reviewed the recently issued FAS 158, which is effective for companies with fiscal years ending after December 15, 2006. The statement will not impact our company until fiscal year ended 2007. The primary impact this statement will have on the company’s financial statements will be to place the unfunded postretirement (pension and OPEB) obligations on the company’s balance sheet (this was previously disclosed within the footnotes to the financial statements). In order to put the obligations on the balance sheet, an offsetting net of tax entry will be made to other comprehensive income, which is a component of equity.
Q3: Can you give us any update on your 2007 EPS guidance?
A: We will not give specific guidance for 2007 at this time. We do believe the actions we have put in place will make 2007 a good year.
Q4: How does a 100 basis points increase/decrease impact the post retirement benefits expense and the projected benefit obligation?
A: A change in the expected return on assets of 100 basis points would increase/decrease pension expense by $32 million and other postretirement benefits expense by $8 million annually. A 100 basis point change in the discount rate change would have an impact of less than $4 million on annual pension expense. The impact of a change of 100 basis points in the discount rate would increase/decrease the obligation for pension benefits by approximately $325 million and the obligation for other benefits by approximately $224 million.
Q5: You have a goal to obtain a 10% segment margin by 2009. Can you update us on your progress?
A: Due to the restatement process, we cannot give progress to the specific goals, but based on our strategic initiatives in global sourcing, growing scale, strategic partnering with others, design changes, and a continued focus on manufacturing efficiencies, we believe we are on track if not ahead to meet these goals by 2009.
Q6: Can you provide a status update of the EPA certification process?
A: We have received our certification certificate for the MaxxForce 6.4 L engine. We submitted all of the other certification applications in September and October to the U.S. EPA. We remain confident that all certifications will be received by the end of December.
Q7: The company has said that it has reduced its fixed costs since 2002. Can you give some examples of improvements you have implemented?
A: In 2002, our Truck fixed costs of goods sold composition was 10% versus a fixed composition of 3.9% in 2005. We have put productivity improvements in place such as line speed efficiencies, model alignment across facilities, new labor agreements and plant outsourcing.
Q8: What should we assume the company will spend on capital expenditures in 2007?
A: For 2007, we expect our capital expenditures to be within the lower half of the $250 million to $350 million range.

Q9: What can we expect from your 2007 engines?
A: We expect to achieve fuel economy, durability/reliability and performance neutrality compared to our 2006 engine. Our plan is to offset the decreased energy content of ultra low sulfur diesel fuel and the small fuel usage for active regeneration with improvements in the basic engine combustion system and electronic controls.
Q10: Can you provide an update on the negotiations with the UAW ?
A: Union members failed to ratify a tentative agreement reached by the company and union bargaining committee in May of 2006. We continue to expect no impact to the business given that current contract runs through September 30, 2007. As is typical, we will begin formal discussions on a new UAW master contract mid-year 2007.
Q11: What is your anticipated 2007 pricing given the stringent federal exhaust emissions standards?
A: For our cab forward (CF) vehicle, prices are estimated to increase approximately $4,000. Prices for International mid-range diesel powered trucks and IC buses will increase $5,000 to $6,000 per vehicle and for International Class 8 truck/tractors with supplier engines, prices will increase $7,000 to $9,000.
Q12: Have you seen any year over year steel, precious metals and resin price increases in 2006?
A: Through October 31st, our unaudited year-to-date costs reflect $185 million for steel and precious metals increases and $36 million for other increases associated with resins and petroleum products. Generally, we have been able to recover these increases in the marketplace via pricing performance.